Exhibit 10.1

RIDER TO EMPLOYMENT AGREEMENT -
ADVANCED EMISSIONS SOLUTIONS, INC.
And
A. BRADLEY GABBARD
(EXECUTIVE)

THIS RIDER (the “Rider”) TO EMPLOYMENT AGREEMENT (the “Agreement”) entered into on July 3, 2015 by and between A. Bradley Gabbard (the “Executive”) and Advanced Emissions Solutions, Inc., a Delaware corporation (“ADES” or the “Company”), is effective as of June 12, 2015 (“Effective Date”).

WHEREAS, it is in the best interests of the Company and the Executive to add a rider to the Agreement to clarify and modify certain of the Company’s obligations toward the Executive and the Executive’s obligations toward the Company, including but not limited to in the event of the Executive’s death, disability or termination of employment; and

WHEREAS, the Company and the Executive desire to add this Rider to the Agreement on the terms set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Capitalized Terms. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

2.Definitions. For purposes of this Rider, the following terms shall have the meanings specified below:

a. “Base Salary” means the annual base salary paid or payable to Executive by the Company (including authorized deferrals, salary reduction amounts and any car allowance) immediately prior to Executive’s Notice Date.

b.“Benefits” means the standard benefits, including healthcare (e.g. medical, dental, vision) insurance coverage, retirement, paid time off and other benefits and perquisites, from time to time available to full-time employees as well as any other benefits approved by the Compensation Committee of the Board as offered to the Executive or any other executive personnel of the Company.

c.“Board” means the Board of Directors of the Company.

d.“Cause” means with respect to the Executive (i) the failure by Executive to substantially perform the essential functions of Executive’s duties or obligations in a satisfactory manner (other than due to a Death or Disability) or material breach of any written agreement with the Company or a Related Person; (ii) dishonesty, willful misconduct, or material breach of the Company’s Code of Conduct, including the Insider Trading Policy Appendix, or knowing violation of any federal or state securities or tax laws, or any misconduct that is, or is reasonably likely to be, materially injurious to the Company or a Related Person, monetarily or otherwise; (iii) conviction of or plea of guilty or no contest to a crime involving dishonesty, breach of trust or physical harm to any Person; or (iv) a breach of any fiduciary duty that has had or is reasonably likely to have a material detrimental effect on the Company or a Related Person. If Company believes non-performance or material breach as specified in clause (i), above, has occurred, Company shall deliver a written demand for substantial performance to the Executive that identifies the manner in which the Company believes the Executive has breached the written agreement or not substantially performed his or her duties and provide Executive with a period of ten (10) business days from receipt of such notice to cure the stated non-conforming performance.  After such 10 day period the Board shall make a written finding that the Executive has either cured the nonconforming performance or, in the good faith opinion of the majority of the Board (excluding the Executive, if applicable) the Executive has not cured the non-conforming performance and the Executive’s employment should be terminated. The Executive’s employment shall not be deemed to have been terminated for Cause unless: (A) notice and an opportunity to cure as set forth above has been provided; (B) an opportunity shall have been provided for the Executive to be heard before the Board; and (C) the Notice requirements specified in Section I and II(a) below have been met.

e.“Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:

i.the direct or indirect acquisition by any person, entity, related group of persons or entities (“Person”) (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a Person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders;

ii.a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of each such appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

iii.a change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company's assets: (A) a transfer to an entity that is controlled by the Company's stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a Person that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding anything herein to the contrary, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A and that would be payable in connection with a Change in Control, to the extent required to avoid accelerated or additional taxation under such section, no Change in Control will be deemed to have occurred unless such Change in Control also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Code Section 409A(a)(2)(A)(v).
f.“Code” means the Internal Revenue Code of 1986, as amended.

g.“Director” means a member of the Board.

h.“Disabled” means Executive has met one or more of the following criteria (a) is eligible for permanent disability benefits under the Company’s disability insurance benefits program in effect immediately prior to any Change in Control; (b) has been determined by a third party (such as the Social Security Administration) as unable to substantially perform the essential functions of the job by reason of any medically determinable physical or mental impairment; (c) has been determined to be disabled in accordance with a disability insurance program that meets the requirements of Treasury Regulation Section 1.409A-3(i)(4); or (d) Executive and the Board have mutually agreed in writing that Executive is permanently disabled and cannot substantially perform the essential functions of the job and the Board has sent the Executive written notice that the Board deems the Executive to have met the criteria for being disabled.

i.“ERISA” means the Employer Retirement Income Security Act of 1974, as amended.

j.“Exchange Act” means the Securities Exchange Act of 1934, as amended.

k.“Good Reason” means (i) a material permanent reduction in the Executive’s Total Compensation; (ii) a material diminution in the authority, duties or responsibilities of the Executive; or (iii) a Relocation; provided however, that Executive gives the Company notice of the existence of the condition described in (i), (ii), or (iii) not later than 90 days after the initial existence of the condition and gives the Company a period of thirty (30) days to cure the condition. If the Company cures the condition, no amounts shall be payable to the Executive by the Company under section IV of this Rider; provided, however that, with respect to any amounts that constitute nonqualified deferred compensation under Code Section 409A, and that would be payable in connection with a Termination for Good Reason, to the extent required to avoid accelerated or additional taxation under such section, Good Reason shall not be deemed to exist unless the Termination in connection with such Good Reason also constitutes an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-l(b)(9)(iii).

l.“Related Person” with regard to Company means (i) any “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act, or (ii) any Person in which the Company directly or indirectly holds an ownership interest of 15% or more.

m. “Relocation” means Executive is required without consent to relocate to a new position that is more than 50 miles from the location of the Executive’s employment prior to such required relocation, except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

n.“Subsidiary” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

o.“Total Compensation” means, in the aggregate, the Executive’s short and long term cash compensation (including Base Salary, bonuses or other cash incentives), short and long term equity compensation such as awarded options, restricted stock and/or performance share units, any other awards or payments authorized by the Compensation Committee of the Board, and Benefits provided as part of employee or Executive Compensation Plans in effect immediately prior to Executive’s Notice Date.

3.Post-Employment Benefits. With regard to termination of the Executive’s employment with the Company for the reasons set forth below, the following terms are added to the Agreement as follows:

I.	Notice of Termination.

a.Notice Required. Either Executive or the Company may terminate Executive’s employment for any reason by giving the other party written notice of such termination (the date of such notice, the “Notice Date”). Company shall provide notice to Executive at Executive’s home address on file with Company in the Executive’s employee records. Executive shall provide notice to Company:

Advanced Emissions Solutions, Inc.
9135 S. Ridgeline Blvd., Ste 200
Highlands Ranch, CO 80129
Attn: Chairman of the Board

with a copy to: Julie Herzog, Esq.
Fortis Law Partners LLC
1900 Wazee Street, Suite 300
Denver, CO 80202

b.Termination Date. Termination shall be effective as follows (the “Termination Date”):

i.	immediately upon notice if Company terminates the Executive for Cause and the requirements of Section 2(d) above have been met,

ii.	on the date specified below for termination due to Death or the Executive becoming Disabled, or

iii.
45 days after the Notice Date for any other termination. However, if Executive resigns other than for Good Reason, the Company may make the Termination Date any day within 45 days after the Notice Date by notifying Executive in writing.

c.Notice Period. The period commencing on the Notice Date and ending on the Termination Date (the “Notice Period”).

d.Executive Duties During Notice Period. During the Notice Period, the Company shall be entitled to allocate other duties and responsibilities to the Executive but is not obliged to assign any duties to, or provide any work for, the Executive. Company shall be entitled to exclude the Executive from any premises of the Company and/or to require Executive not to communicate with clients, suppliers, employees, agents or representatives of the Company or any Related Person, provided that the Company shall continue to pay the Executive’s Total Compensation on the dates and at the rate payable immediately prior to the Notice Date. During any Notice Period, unless the Board consents in writing, the Executive may not perform any work, whether paid or unpaid, for any other Person other than the Company or, at the Company’s request, one of its Related Persons.

II.	Termination for Cause or Without Good Reason (No Change in Control).

If (i) the Company terminates the Executive for Cause at any time during the Executive’s employment with the Company, or (ii) the Executive terminates employment other than for Good Reason during the Executive’s employment with the Company when there has not been a Change in Control, the following provisions shall apply:

a.
The terminating party shall provide written notice of termination to the other party as specified above, and if the termination is by the Company for Cause, the notice shall set forth the facts verifying that Cause exists and Company has met the requirements of Section 2(d) above in order to terminate the Executive for Cause.

b.
Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or the Colorado Wage Act or similar requirements.

c.
All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date.

III.	Termination Without Cause or For Good Reason (No Change in Control).

If the Company terminates the Executive without Cause, or the Executive terminates employment for Good Reason during the Executive’s employment with the Company, but there has not been a Change in Control within the preceding twelve (12) months, the following provisions shall apply:

a.
The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.

b.
On the Termination Date, Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

c.	Company shall pay the following amounts to the Executive:

i.
Twelve (12) months Base Salary, less the amount of Base Salary paid to Executive prior to the Termination Date, payable on the established payroll dates (bi-weekly) following the Termination Date for a period ending on the first annual anniversary date of the Agreement.

ii.
Executive’s unvested restricted stock awards granted for Executive’s service as an officer of the Company shall vest on the Vesting Date, as defined in that certain Restricted Stock Award Agreement entered into by the Company and Executive on the date hereof (or soon hereafter), as follows: the total number of restricted shares that shall vest on the Vesting Date shall be equal to the total number of restricted shares awarded multiplied by a fraction, the numerator of which is the total number of full or partial months of Executive’s employment with the Company, but in no event greater than twelve (12), and the denominator of which is twelve (12).

d.
All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date.

IV.	Termination Without Cause or For Good Reason (Change in Control).

If the Company terminates the Executive without Cause or the Executive terminates employment for Good Reason, in each case within twelve (12) months after a Change in Control, the following provisions shall apply:

a.
The terminating party shall provide written notice of termination to the other party as specified above. In the case of Executive terminating for Good Reason, Executive shall include such reason in the notice of termination and allow the Company the thirty (30) day opportunity to cure the condition.

b.
On the Termination Date, Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

c.	Company shall pay the following amounts to the Executive:

i.
Twelve (12) months Base Salary, less the amount of Base Salary paid to Executive prior to the Termination Date, payable on the established payroll dates (bi-weekly) following the Termination Date for a period ending on the first annual anniversary date of the Agreement.

ii.	All of Executive’s unvested restricted stock awards shall vest as of the Vesting Date.

d.
All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date.

V.	Termination Due to Being Disabled.

If the Executive becomes Disabled, the Executive’s employment shall be terminated as of the date of the Board’s written notice to the Executive that the Board deems the Executive to be disabled in accordance with the criteria, or as otherwise agreed by Executive and the Company (the “Termination Date”), and the following provisions shall apply:

a.
On the Termination Date, Company shall pay the Executive for all Total Compensation (including vested Benefits) earned, vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

b.	All of Executive’s unvested restricted stock awards shall vest as of the Vesting Date.

c.
All of Executive’s pre- and post-employment obligations to maintain the confidentiality of information and to assign intellectual property rights to the Company for the periods of time specified by the Agreement, or any other written agreement between the parties, shall remain in full force and effect after the Termination Date.

VI.	Termination Due to Death.

A.	In the event the Executive becomes deceased while actively employed by the Company, the date of death shall be considered to be the “Termination Date” and the following provisions shall apply:

a.
Within thirty (30) days after the Termination Date, Company shall pay to the Executive’s Estate, or designated beneficiaries, or any other party designated by the Executive, in writing, to receive payments in the event of the Executive’s death all Total Compensation (including vested Benefits) earned vested and determinable as of the Termination Date or as required by law, such as ERISA or similar requirements.

b.	All of Executive’s unvested restricted stock awards shall vest as of the Termination Date.

B.
If any payments are owed or payable to the Executive by the Company pursuant to any provision of Section 3 of this Rider at the time of the Executive’s death, such payments shall continue to be due and payable. After the Executive’s death, Company shall pay any remaining amounts on the schedule specified in this Rider to the Executive’s estate or executor or as otherwise instructed by a court of law.

4.Additional Amendments to Agreement. In addition to the provisions of Section 3, the following provisions of the Agreement shall be modified and amended as of the date of this Rider as follows:

(a)	Section 3. Section 3 of the Agreement shall be amended by adding the following provision at the end thereof:
“Notwithstanding the foregoing provisions of this Section 3 or any other provision of this Agreement, nothing in this Agreement shall preclude Employee from devoting time and attention while employed by the Company to service on the boards of director of noncompetitive entities, as long as the Board of Directors of the Company acknowledges there is no conflict of interest prior to beginning such service, and/or reasonable participation in community, civic, charitable or similar organizations, or the pursuit of personal, legal and financial affairs that do not interfere or conflict with the performance of Employee’s duties hereunder.”

(b)	Section 4. Section 4 of the Agreement shall be amended by adding the following provision at the end thereof:
“Notwithstanding the foregoing, Employee shall be entitled to reasonable paid vacation and sick leave time consistent with his position.”

(c)	Section 5(b). Section 5(b) of the Agreement shall be amended by adding the following provision at the end thereof:
“Employee shall also be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder.”
5.Release for Severance Benefits. The Executive agrees that Executive’s receipt of the compensation and benefits set forth in Section 3 (“Post-Employment Benefits”) shall be in lieu of all other claims that the Executive may make by reason of termination of Executive’s employment and that, as a condition to receiving the Post-Employment Benefits, Executive will execute a release of claims in a form satisfactory to the Company in its sole discretion. Executive and Company agree that the intent of such release is to ensure a final, complete, and enforceable release of all claims that the Executive has or may have against the Company relating to or arising in any way from the Executive’s employment with the Company and/or the termination thereof. Within five business days of the Effective Date of Termination, Company shall deliver to the Executive the form of release for the Executive to execute. The Executive will forfeit all rights to Post-Employment Benefits unless the Executive executes and delivers to the Company the release within 45 days of delivery of the release by the Company to the Executive and such release has become irrevocable by virtue of the expiration of any revocation period. The Company shall have no obligation to provide Post-Employment Benefits prior to the Release Effective Date.

6.Section 409A Payment and Ordering Rules. The Company and the Executive intend that payments or benefits payable under this Rider shall not be subject to the accelerated or additional tax or interest imposed pursuant to Code Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with this intent. Payments under Section 4, above, are intended to qualify to the maximum extent possible as “short-term deferrals” to which Code Section 409A does not apply, pursuant to Treasury Regulation Section 1.409A-1(b)(4). Any payments that do not so qualify are intended to be excluded from the application of Code Section 409A pursuant Treasury Regulation Section 1.409A-l(b)(9)(iii) (which excludes from the application of Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to Section 4 are made upon an “involuntary separation from service” but exceed the amount excludible from the application of Code Section 409A set forth in Treasury Regulation Section 1.409A-l(b)(9)(iii), the exclusion will first be applied to any continued health and welfare benefits payable under Section 4 (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Employee's “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the Termination Date, until the amount excludible has been applied in full. Any payments under Section 4 that are not excluded from the application of Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Executive on the Delayed Payment Date or as soon thereafter as is administratively feasible. For purposes of this paragraph, the right to any payment to be made in a series of installment payments shall be treated as the right to a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii). Nothing in this paragraph shall prohibit the Company and Executive from making use of any other exclusion from the application of Code Section 409A that may be applicable to a payment or benefit hereunder.

7.Shares Withheld for Taxes. If restricted stock awards vest in accordance with this Rider, the Executive may elect that shares be withheld by the Company for the satisfaction of any foreign, federal, state or local income and employment tax withholding obligations, in accordance with the provisions of the equity plan under which the shares were issued.

8.Breach of Obligations. If the Executive breaches any of the provisions of this Rider, or the Agreement, or any other agreement between the parties with regard to the confidentiality of information, the Executive’s rights to any further consideration or payments under this Rider shall terminate as of the date of any such breach.

9.Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Rider shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Rider shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.Cooperation with Various Enforcement Agencies. Nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that the Executive has made such reports or disclosures.

11.Cooperation.

a.Executive agrees that, following termination of employment for any reason, the Executive shall reasonably assist and cooperate with the Company with regard to any matter or project in which the Executive was involved, or of which the Executive has knowledge during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment.

b.The Company’s request for cooperation shall be reasonable and take into consideration the Executive’s personal and business commitments and the amount of notice provided to the Executive by the Company. The Company will promptly reimburse the Executive for reasonable out of pocket travel and other incidental expenses that the Executive incurs as a result of the Executive’s cooperation pursuant to this paragraph, if incurred with advance notice to and consent from the Company.

c.Further, the Executive agrees that, in the event the Executive is requested or directed (whether by subpoena or otherwise) by any person or entity (including, but not limited to, any government agency) to provide information or give testimony (in any investigation, administrative proceeding, regulatory matter, litigation, or otherwise) which in any way relates to the Executive’s employment by the Company, the Executive will give prompt notice of such request to Christine B. Amrhein, General Counsel of the Company (or her successor or designee) and, unless compelled otherwise by court order, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

d.The Executive shall refer all persons and entities that seek to inquire about the Executive’s employment to the Alexis Kearns, Vice President of People, Internal Communications and Marketing. In response to any such inquiries concerning the Executive’s employment, Ms. Kearns will state that it is the Company’s policy to only provide, and such person will only provide, the Executive’s dates of employment and last position held. Nothing in this paragraph shall restrict the Company’s ability to provide complete information with respect to the Executive’s employment when required to do so under applicable regulatory requirements and/or pursuant to any governmental administrative and/or legal proceeding.

12.Remedies. Executive acknowledges and agrees that any breach or threatened breach by Executive of any of the provisions of this Rider, the Agreement or any other agreement between the parties with regard to the confidentiality of information would result in irreparable harm to Company for which monetary damages would be inadequate or difficult or impossible to ascertain. Accordingly, and notwithstanding anything to the contrary herein, in addition to any other remedies available to the Company at law or in equity, the Company shall be entitled, at any time, to injunctive relief in any court of competent jurisdiction to prevent or stop any such breach, threatened breach or continuing breach by Executive. In the event of any such action, the prevailing party (as determined by the court in such proceeding) shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees and costs. Executive agrees that the duration of any confidentiality obligations shall be extended by the period of time in which the Executive is in breach of those obligations.

13.Nonexclusivity of Rights. Unless otherwise required by law, nothing in this Rider shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by Company for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, Company on or after the Termination Date shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as modified by this Rider. Notwithstanding the foregoing, if Executive is terminated for Cause, after the Termination Date, Executive shall no longer be entitled to receive any amounts under any plan, policy, practice or program of, or any contract or agreement with, the Company, except for any vested benefits or as otherwise required by this Rider or by law. Except as provided in this Rider, the Employee waives all of the Employee's rights to receive severance payments and benefits under any severance plan, policy or practice of Company or any entity merged with or into Company (or any part thereof) or that acquires Company or all or substantially all of its assets. Unless prohibited by law, nothing herein shall be construed to preclude the Company from seeking to recover from Employee compensation or benefits paid to Employee that Employee was not eligible or otherwise entitled to receive. Notwithstanding any other provisions in this Rider to the contrary, any compensation paid to the Executive pursuant to this Rider or any other agreement or arrangement with the Company that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as are required to be made pursuant to such law, government regulation or stock exchange listing requirement.

14.Counterparts. This Rider may be executed in any number of counterparts, and any such counterpart may be transmitted electronically or by facsimile transmission, and each of such counterparts, whether an original, an electronic copy, or facsimile of an original, shall be deemed to be an original and all of such counterparts together shall constitute a single agreement.

15.Entire Agreement. The Agreement as amended by this Rider is hereby ratified and affirmed and shall continue in full force and effect. To the extent the terms of the Agreement and this Rider differ from or are inconsistent with those in any Executive Compensation Plan, long term or short term compensation or incentive plan, any equity incentive program, any restricted stock award agreement, or performance share unit award agreement which was approved by the Board or entered into between the Executive and the Company (or its predecessors in interest) prior to the Effective Date of this Rider, the terms of the Agreement and this Rider shall control. To the extent the terms of the Agreement and this Rider differ from or are inconsistent with each other, the terms of this Rider shall control.

16.Golden Parachute Cutback. It is the intention of the parties that the Executive receive the maximum after-tax amount of any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its Related Persons) or any entity which effectuates a Change in Control (or any of its Related Persons) to or for the benefit of Executive (whether pursuant to the terms of this Amendment or otherwise) (a “Change in Control Payment”).   Therefore, notwithstanding anything in this Amendment to the contrary, if (i) any Change in Control Payment would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), and (ii) the reduction of such Change in Control Payment to an amount which, when taking into account the payment of any Excise Tax owed, would provide the Executive with a greater after-tax amount than if such Change in Control Payment were not reduced (including reducing the amount to the maximum amount that does not give rise to the Excise Tax (the “Safe Harbor Cap”)) then the amounts payable to Executive under this Amendment shall be reduced (but not below zero) to that amount which allows the Executive to receive the maximum after-tax amount. In determining such after tax amount, the Company shall be entitled to rely on such information as the Executive provides relating to the Executive’s individual tax circumstances. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first severance payments, then any bonus and then any benefits, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Rider as of the Effective Date.

COMPANY:

Advanced Emissions Solutions, Inc.

By:     /s/ L. Heath Sampson
L. Heath Sampson
President and Chief Executive Officer

Executive:

/s/ A. Bradley Gabbard
A. Bradley Gabbard, an individual